UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 14, 2026

Cavitation Technologies, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-53239	20-4907818
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

10019 Canoga Ave.

Chatsworth, California 91311

(Address of Principal Executive Offices) (Zip Code)

(818) 718-0905

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On August 14, 2026 Cavitation Technologies, Inc. (the “Company”) entered into a definitive tender offer agreement (the “Agreement”) with European Guarantee Services S.à.r.l. (“Purchaser”), pursuant to which the Purchaser agreed to acquire seek to acquire all of the outstanding shares of common stock of Company (the “CTI Shares”) for a total purchase price of $35 million (US) in cash (less certain indebtedness and accrued liabilities of the Company) (the “Net Price”). Under the Agreement, Purchase will commence an offer to purchase the CTI Shares (the “Offer”) within 10 business days after the date of the Agreement and the Offer will be filed with the SEC on or with a Schedule TO and will remain open during an offer period of at least 60 business days to give shareholders an opportunity to review this Agreement, the Offer and the offer documents.

Under the Agreement, the Offer will contain an Initial Offer Price (per Share) determined by dividing the Net Price by the total number of CTI Shares outstanding as of the date of the Agreement. However, the Initial Offer Price will be subject to adjustment and a Final Offer Price (per Share) will be determined based on the total number of CTI Shares outstanding as of a Record Date, a date that is 45 business days after the commencement of the Offer. The Final Offer Price will be included in an amended Offer and offer documents that will be filed with the SEC and disseminated to shareholders of the Company. Following a determination of the Final Offer Price and dissemination of the amended Offer to the Company’s shareholders, Purchaser will extend the offer period as may be necessary in order to give shareholders at least 30 business days to review the amended Offer, the Final Offer Price, and a final recommendation issued by Company’s board of directors before the offer period during which shareholders may tender their Shares pursuant to the amended Offer (as extended) expires.

The Agreement contains both customary and special customary representations, and warranties of the parties and sets forth, in Annex I to the Agreement, a list of the conditions (the “Offer Conditions”) that must be satisfied (or waived by Purchaser) before Purchaser becomes obligated to purchase Shares that are tendered pursuant to the amended Offer. These Offer Conditions may be summarized as follows:

1. Purchaser will have acquired shares of common stock of Alchemy Beverages Inc. (“ABI”), a private Delaware corporation in which the Company owns about 17% of the outstanding shares of common stock in ABI (the “ABI Shares”), pursuant to a separate tender offer that will be made by Purchaser for ABI Shares under a separate tender offer agreement executed between ABI and Purchaser;

2 Shareholders of the Company will have tendered a sufficient number of CTI Shares to the amended Offer that will enable Purchaser, together with any CTI Shares previously purchased by Purchaser and its affiliates or investors, to acquire at least 90% of the CTI Shares outstanding as of the Record Date;

3. No action has been taken by any government entity to restrain or prohibit the consummation of Purchaser’s acquisition of CTI Shares tendered pursuant to the amended Offer;

4. No termination of the Agreement in accordance with the terms thereof will have occurred;

5. The representations and warranties given by the Company as of the date of the Agreement shall be true and correct, and Company will have performed its covenants under the Agreement, in each case for any discrepancy or failure that, individually or in the aggregate, will not have a material adverse effect on the transaction;

6. No adverse material effect (as defined in the Agreement) will have occurred; and

7. The Parties will have submitted this Agreement, the offer documents and other information to the Committee on Foreign Investment in the United States (“CFIUS”) for review in accordance with U.S. laws and regulations and CFIUS, upon the conclusion of the review period, or any investigation into the transaction, will have taken adverse action to block the transactions under the Agreement.

Following the expiration of the offer period (as may be extended), and subject to the satisfaction (or waiver by Purchaser) of the Offer Conditions, the Agreement provides that Purchaser will acquire, at the Final Offer Price, all of the outstanding CTI Shares that are tendered pursuant to the amended Offer (and not validly withdrawn).

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Neither this Agreement nor the cash tender offer for the CTI Shares that will be made by Purchaser under the terms of the Agreement will require the prior approval of the shareholders of Company.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit A to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Tender Offer Agreement, dated as of August 14, 2026, by and between Cavitation Technologies, Inc. and European Guarantee Services S.à.r.l.
99.1	Press Release dated August 17, 2026.
104	Cover Page Interactive Data File (formatted in iXBRL, and included in exhibit 101)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Cavitation Technologies, Inc.

By	/s/ Naum Voloshin
Name: Naum Voloshin Title: CEO

Date:  August 19, 2026

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